Exhibit 99.1

PARSONS

FIRST QUARTER 2026

Earnings Press Release

Parsons* third quarter 2022 earnings press release

Parsons Reports First Quarter 2026 Results

Q1 2026 Financial Highlights

▪
Q1 revenue of $1.5 billion decreased 4% year-over-year and 8% on an organic basis
▪
Revenue growth of 8% excluding confidential contract; 3% on an organic basis
▪
Net income of $53 million decreased $13 million year-over-year
▪
Adjusted EBITDA increased 1% to $151 million, a Q1 record
▪
Adjusted EBITDA margin expanded 50 basis points to a record 10.1%
▪
Cash flow used in operating activities of $4 million, a Q1 record
▪
Book-to-bill ratio of 1.4x in both segments extends company streak of TTM book-to-bill ratio of 1.0x or greater in every quarter since IPO
▪
Total and funded backlog increased to a record $9.3 billion and $6.6 billion, respectively
▪
Reiterating fiscal year 2026 guidance ranges

Chantilly, VA – April 29, 2026 Parsons Corporation (NYSE: PSN) today announced financial results for the first quarter ended March 31, 2026.

CEO Commentary

“Our first quarter results highlighted the resilience of our business and our team's high level of execution, as we delivered our highest adjusted EBITDA margin ever, reached record levels for both total and funded backlog, achieved a robust book-to-bill ratio of 1.4x in both segments, and generated record first quarter cash flow. Revenue performance was in line with our expectations, and we continued to complement our organic growth with strategic, accretive acquisitions that enhance our differentiation and drive long-term shareholder value," said Carey Smith, chair, president, and chief executive officer.

"Looking forward, we are very optimistic about our future. There is increasing global demand for both defense and infrastructure. Our ability to deliver operationally relevant solutions with speed, digitally transform our offerings, and leverage non-traditional commercial business models enables us to uniquely meet our customers’ critical needs. We have a unique and synergistic Critical Infrastructure and Federal Solutions portfolio, consisting of six growing, profitable, and enduring end-markets. With our record total and funded backlog, robust pipeline of large opportunities, strong win rates, and $11 billion in awarded contracts not yet booked, we believe we are well positioned to deliver for our customers and shareholders."

First Quarter 2026 Results

Year-over-Year Comparisons (Q1 2026 vs. Q1 2025)

Total revenue for the first quarter of 2026 decreased by $63 million, or 4%, to $1.5 billion and was down 8% on an organic basis. Excluding the company's confidential contract, total revenue increased 8% and organic revenue increased 3% driven by growth in the company's Critical Infrastructure and Protection, Space and Missile Defense, and Transportation markets. Operating income decreased 12% to $96 million primarily due to lower volume on the company's fixed-price confidential contract, and higher acquisition-related expenses. Net income decreased 20% to $53 million due to the items noted above. GAAP diluted earnings per share (EPS) attributable to Parsons was $0.49 in the first quarter of 2026, compared to $0.60 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the first quarter of 2026 was $151 million, a 1% increase over the prior year period. Adjusted EBITDA margin expanded 50 basis points to 10.1% compared to 9.6% in the first quarter of 2025. These increases were driven by improved execution and contributions from accretive acquisitions, offsetting lower revenue on the company's confidential contract. Adjusted diluted EPS was $0.79 in the first quarter of 2026, compared to $0.78 in the first quarter of 2025. The year-over-year adjusted diluted EPS increase was driven by the items that impacted adjusted EBITDA above.

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Segment Results

Critical Infrastructure Segment

Critical Infrastructure Year-over-Year Comparisons (Q1 2026 vs. Q1 2025)

	Three Months Ended		Growth
	March 31, 2026	March 31, 2025	Dollars/ Percent	Percent
Revenue	$732,828	$711,803	$21,025	3%
Adjusted EBITDA	$79,359	$73,193	$6,166	8%
Adjusted EBITDA margin	10.8%	10.3%	0.5%	5%

First quarter 2026 Critical Infrastructure revenue increased $21 million, or 3%, from the first quarter of 2025. This increase was driven by organic growth of 2% and inorganic revenue contributions from the company's TRS Group and Applied Sciences acquisitions. Organic growth was primarily driven by the Global Transportation markets.

First quarter 2026 adjusted EBITDA including noncontrolling interests increased by $6 million, or 8%, compared to the prior year period. Adjusted EBITDA margin expanded 50 basis points to 10.8% from 10.3% in the prior year period. Both adjusted EBITDA dollars and margins were first quarter records for Critical Infrastructure. These increases were driven by the ramp-up of recent contract awards, accretive acquisitions and strong program execution.

Federal Solutions Segment

Federal Solutions Year-over-Year Comparisons (Q1 2026 vs. Q1 2025)

	Three Months Ended		Growth
	March 31, 2026	March 31, 2025	Dollars/ Percent	Percent
Revenue	$758,348	$842,557	$(84,209)	(10)%
Adjusted EBITDA	$71,570	$75,583	$(4,013)	(5)%
Adjusted EBITDA margin	9.4%	9.0%	0.4%	4%

First quarter 2026 revenue decreased $84 million, or 10%, compared to the prior year period and 17% on an organic basis. Excluding the company's confidential contract, Federal Solutions' revenue increased 12%, and 4% on an organic basis. These increases were driven by growth in the company's Critical Infrastructure Protection, Space and Missile Defense, and Transportation markets.

First quarter 2026 Federal Solutions adjusted EBITDA including noncontrolling interests decreased by $4 million, or 5% from the first quarter of 2025, and adjusted EBITDA margin increased 40 basis points to 9.4%. The adjusted EBITDA dollars were primarily impacted by lower volume on the fixed price confidential contract. The adjusted EBITDA margin increase was primarily driven by accretive contract growth and acquisitions.

First Quarter 2026 Key Performance Indicators

▪
Book-to-bill ratio: 1.4x on net bookings of $2.1 billion.
▪
Book-to-bill ratio (trailing twelve-months): 1.1x on net bookings of $6.7 billion.
▪
Total backlog: $9.3 billion, up $235 million from Q1 2025. Funded backlog of $6.6 billion is at its highest level since the company's 2019 IPO, and represents 71% of total backlog.
▪
Cash flow used in operating activities: Q1 2026 record of $4 million compared to $12 million in first quarter of 2025.

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Significant Contract Wins

Parsons continues to win new business across both segments. During the first quarter of 2026, the company won four single-award contracts worth more than $100 million each.

▪
Awarded a $593 million contract extension under the Federal Aviation Administration’s (FAA) Technical Support Services Contract (TSSC 5). This award exercises the first option period, extends performance through 2030, and supports the FAA's Aviation System Capital Investment Plan. TSSC 5 has a $1.8 billion ceiling value and a four-year base period and two three-year option periods. The company booked $410 million on this contract during the first quarter.
▪
Received a production award notification from the U.S. Cyber Command on the Joint Cyber Hunt Kit solution. The sole-source contract is new work for the company and has a three-year period of performance with a ceiling value of up to $500 million. The company booked $250 million on this contract during the first quarter.
▪
Awarded a new five-year contract valued at over $340 million to provide program management services for a major transportation project in the Middle East. The company booked over $300 million on this contract during the first quarter.
▪
Awarded more than $145 million under the Global Application Research, Development, Engineering and Maintenance (GARDEM) contract. Under these task orders, Parsons will enhance command and control, space, and intelligence, surveillance, and reconnaissance technologies for the Air Force and other federal customers. The company booked $38 million on these contracts during the first quarter.
▪
Received an additional $150 million to continue serving as the Main Construction Manager for remediation projects on the Faro Mine and Giant Mine programs in Canada, known as two of the largest and most complex mine reclamation projects in the world. The company booked the full amount during the first quarter.
▪
Awarded a new six-year, $60 million contract by the Foothill Gold Line Construction Authority to complete design of phase 2B2 of the Foothill Gold Line project and provide design services during construction. As part of the longest linear light rail line in the world, phase 2B2 will complete the next segment of the Metro A Line light rail system, by adding a 2.3-mile extension from Pomona to Claremont. The company booked the full amount of this contract during the first quarter.
▪
After the first quarter of 2026 ended, Parsons was awarded $400 million in previously unannounced Other Transaction Agreements, each with a three-year period of performance.
▪
After the first quarter of 2026 ended, Parsons was awarded a new single-award IDIQ classified contract by a government customer. The contract has a ceiling value of $184 million over seven-years and represents new work for the company.
▪
After the first quarter of 2026 ended, Parsons was awarded an additional $87 million ceiling increase on a current national security prime contract.

Additional Corporate Highlights

Parsons continues its successful track record of acquiring strategic companies in high-growth markets that strengthens its portfolio. During the quarter, the company was named one of the World's Most Ethical Companies by Ethisphere for the 17th consecutive year. Parsons was also recognized for delivering project excellence on two major infrastructure programs.

▪
During the first quarter of 2026, Parsons closed its acquisition of Altamira Technologies Corporation, a Northern Virginia-based signals intelligence and space solutions provider, in an all-cash transaction valued at up to $375

parsons.com	©Parsons Corporation. All Rights Reserved. 4

million. Altamira advances high priority national security missions supporting intelligence community and Department of War customers by providing multi-intelligence technology solutions and performing critical operations. Altamira expands Parsons’ market presence in signals intelligence, missile warning, space, and foreign military exploitation, and adds critical customer depth with the National Air and Space Intelligence Center, National Security Agency, and other classified intelligence customers. The transaction is consistent with Parsons’ strategy of completing accretive acquisitions with revenue growth and adjusted EBITDA margins of at least 10%.
▪
Named by Ethisphere as one of the 2026 World’s Most Ethical Companies. The company has been honored with this recognition for 17 consecutive years.
▪
Recognized with the Engineering Excellence Honor Award from the American Council of Engineering Companies (ACEC) of Georgia for the company’s work on the Akers Mill Ramp Extension project in Cobb County.
▪
Honored with the Refurbishment and Retrofit Project of the Year award at the Big Project Middle East Awards 2026 for the company’s work on the King Abdullah Finance District Residential Uplift project. This award marks the third consecutive year that the company’s Europe Middle East and Africa team has been recognized for exceptional work.

Fiscal Year 2026 Guidance

The company is reiterating its fiscal year 2026 revenue, adjusted EBITDA, and operating cash flow guidance ranges. The table below summarizes the company’s fiscal year 2026 guidance.

	Current Fiscal Year 2026 Guidance	Growth at the Mid-point
Revenue	$6,500 million - $6,800 million	+4.5% growth and +0.6% organically; +10.5% growth and +6% organically excluding confidential contract
Adjusted EBITDA including non-controlling interest	$615 million - $675 million	+6% growth (10 bps expansion)
Cash Flow from Operating Activities	$470 million - $530 million	+5% growth

We have not provided a reconciliation of our Adjusted EBITDA guidance because the information needed to reconcile this measure is unavailable due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred which may be significant. Additionally, estimating such GAAP measure and providing a meaningful reconciliation for future periods requires a level of precision that is unavailable for these future periods and cannot be accomplished without unreasonable effort.

Conference Call Information

Parsons will host a conference call today, April 29, 2026, at 8:00 a.m. ET to discuss the financial results for its first quarter 2026.

Access to a webcast of the live conference call can be obtained through the Investor Relations section of the company's website (https://investors.parsons.com). Those parties interested in participating via telephone may register on the Investor Relations website or by clicking here.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year.

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About Parsons Corporation

Parsons (NYSE: PSN) is a leading disruptive technology provider in the national security and global infrastructure markets, with capabilities across cyber and electronic warfare, space and missile defense, transportation, water and environment, urban development, and critical infrastructure protection. Please visit Parsons.com and follow us on LinkedIn and Facebook to learn how we’re making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance. Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control. Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; volatility of government budgets and funding; our dependence on the award, maintenance and renewal of long-term government contracts, which are subject to the government’s budgetary approval process; the size of our addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. federal government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in materially adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2025, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements made in this presentation that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 851-4425	(571) 775-0408
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.us

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Revenue	$1,491,176	$1,554,360
Direct cost of contracts	1,133,756	1,200,377
Equity in earnings (losses) of unconsolidated joint ventures	6,156	(687)
Selling, general and administrative expenses	267,902	244,063
Operating income	95,674	109,233
Interest income	1,811	2,142
Interest expense	(15,998)	(12,246)
Other income (expense), net	(189)	1,635
Total other income (expense)	(14,376)	(8,469)
Income before income tax expense	81,298	100,764
Income tax benefit (expense)	(16,087)	(18,977)
Net income including noncontrolling interests	65,211	81,787
Net income attributable to noncontrolling interests	(12,285)	(15,584)
Net income attributable to Parsons Corporation	$52,926	$66,203
Earnings per share:
Basic	$0.49	$0.62
Diluted	$0.49	$0.60

Weighted average number shares used to compute basic and diluted EPS

(In thousands) (Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Basic weighted average number of shares outstanding	107,182	106,831
Dilutive effect of stock-based awards	1,182	1,637
Dilutive effect of warrants	28	440
Dilutive effect of convertible senior notes	-	2,118
Diluted weighted average number of shares outstanding	108,392	111,026

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes

(In thousands) (Unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Net income attributable to Parsons Corporation	$52,926	$66,203
Convertible senior notes if-converted method interest adjustment	-	54
Diluted net income attributable to Parsons Corporation	$52,926	$66,257

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PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents (including $90,488 and $153,144 Cash of consolidated joint ventures)	$283,921	$466,388
Accounts receivable, net (including $323,655 and $337,270 Accounts receivable of consolidated joint ventures)	1,096,575	1,124,417
Contract assets (including $38,585 and $41,318 Contract assets of consolidated joint ventures)	1,021,848	915,806
Prepaid expenses and other current assets (including $16,139 and $11,145 Prepaid expenses and other current assets of consolidated joint ventures)	191,796	176,932
Total current assets	2,594,140	2,683,543

Property and Equipment, net (including $2,462 and $2,488 Property and equipment of consolidated joint ventures)	154,586	151,061
Right of use assets, operating leases (including $3,895 and $4,482 Right of use assets, operating leases of consolidated joint ventures)	151,669	126,770
Goodwill	2,423,561	2,186,650
Investments in and advances to unconsolidated joint ventures	162,296	148,640
Intangible assets, net	407,859	325,880
Deferred tax assets	60,254	88,191
Other noncurrent assets	57,743	58,799
Total assets	$6,012,108	$5,769,534

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $21,234 and $58,914 Accounts payable of consolidated joint ventures)	$232,588	$250,514
Accrued expenses and other current liabilities (including $191,847 and $195,747 Accrued expenses and other current liabilities of consolidated joint ventures)	831,532	884,445
Contract liabilities (including $48,749 and $44,802 Contract liabilities of consolidated joint ventures)	359,760	340,113
Short-term lease liabilities, operating leases (including $2,004 and $2,395 Short-term lease liabilities, operating leases of consolidated joint ventures)	42,760	45,353
Income taxes payable	12,903	11,239
Total current liabilities	1,479,543	1,531,664

Long-term employee incentives	27,870	30,834
Long-term debt	1,512,921	1,237,816
Long-term lease liabilities, operating leases (including $1,888 and $2,083 Long-term lease liabilities, operating leases of consolidated joint ventures)	121,309	94,044
Deferred tax liabilities	11,900	12,159
Other long-term liabilities	104,408	95,345
Total liabilities	$3,257,951	$3,001,862
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 145,677,597 and 145,676,335 shares issued; 56,923,103 and 56,103,965 public shares outstanding; 50,046,241 and 50,864,117 ESOP shares outstanding	$145,678	$145,676
Treasury stock, 38,708,253 shares at cost	(793,002)	(792,638)
Additional paid-in capital	2,610,651	2,648,730
Retained earnings	709,725	661,173
Accumulated other comprehensive loss	(23,439)	(20,921)
Total Parsons Corporation shareholders' equity	2,649,613	2,642,020
Noncontrolling interests	104,544	125,652
Total shareholders' equity	2,754,157	2,767,672
Total liabilities and shareholders' equity	$6,012,108	$5,769,534

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PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands,

(Unaudited)

	For the Three Months Ended
	March 31, 2026	March 31, 2025
Cash flows from operating activities:
Net income including noncontrolling interests	$65,211	$81,787
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	35,926	27,403
Amortization of debt issue costs	1,212	1,223
Loss (gain) on disposal of property and equipment	122	15
Deferred taxes	4,528	1,555
Foreign currency transaction gains and losses	1,012	(786)
Equity in losses (earnings) of unconsolidated joint ventures	(6,156)	687
Return on investments in unconsolidated joint ventures	7,208	12,963
Stock-based compensation	11,242	10,979
Contributions of treasury stock	19,347	17,764
Changes in assets and liabilities, net of acquisitions and consolidated joint ventures:
Accounts receivable	47,235	(21,015)
Contract assets	(94,998)	(78,015)
Prepaid expenses and other assets	(12,552)	(17,171)
Accounts payable	(21,430)	79,659
Accrued expenses and other current liabilities	(75,250)	(132,892)
Contract liabilities	19,247	3,153
Income taxes	589	(2)
Other long-term liabilities	(6,193)	906
Net cash used in operating activities	(3,700)	(11,787)
Cash flows from investing activities:
Capital expenditures	(14,921)	(13,473)
Payments for acquisitions, net of cash acquired	(333,511)	(31,612)
Investments in unconsolidated joint ventures	(23,695)	(16,585)
Return of investments in unconsolidated joint ventures	7,540	-
Net cash used in investing activities	(364,587)	(61,670)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	350,000	145,900
Repayments of borrowings under credit agreement	(76,000)	(145,900)
Repurchases of convertible notes due 2025	-	(28,480)
Contributions by noncontrolling interests	234	260
Distributions to noncontrolling interests	(33,628)	(42,009)
Repurchases of common stock	(34,989)	(24,995)
Taxes paid on vested stock	(19,702)	(15,640)
Proceeds from issuance of common stock	572	-
Net cash (used in) provided by financing activities	186,487	(110,864)
Effect of exchange rate changes	(667)	518
Net increase (decrease) in cash, cash equivalents, and restricted cash	(182,467)	(183,803)
Cash, cash equivalents and restricted cash:
Beginning of year	466,388	453,548
End of period	$283,921	$269,745

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Contract Awards

(in thousands)

	Three Months Ended
	March 31, 2026	March 31, 2025
Federal Solutions	$1,031,334	$744,709
Critical Infrastructure	$1,027,075	1,021,797
Total Awards	$2,058,409	$1,766,506

Backlog

(in thousands)

	March 31, 2026	March 31, 2025
Federal Solutions:
Funded	$1,862,047	$1,770,655
Unfunded	2,616,068	2,799,723
Total Federal Solutions	4,478,115	4,570,378
Critical Infrastructure:
Funded	4,787,648	4,451,234
Unfunded	40,163	49,614
Total Critical Infrastructure	4,827,811	4,500,848
Total Backlog	$9,305,926	$9,071,226

Book-To-Bill Ratio1:

	Three Months Ended
	March 31, 2026	March 31, 2025
Federal Solutions	1.4	0.9
Critical Infrastructure	1.4	1.4
Overall	1.4	1.1

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

1 Book-to-Bill ratio is calculated as total contract awards divided by total revenue for the period.

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended
	March 31, 2026	March 31, 2025
Net income attributable to Parsons Corporation	$52,926	$66,203
Interest expense, net	14,187	10,104
Income tax expense	16,087	18,977
Depreciation and amortization (a)	35,926	27,403
Net income attributable to noncontrolling interests	12,285	15,584
Equity-based compensation	9,454	7,103
Transaction-related costs (b)	8,439	3,701
Other (c)	1,625	(299)
Adjusted EBITDA	$150,929	$148,776
(a)
Depreciation and amortization for the three months ended March 31, 2026, is $26.9 million in the Federal Solutions Segment and $9.0 million in the Critical Infrastructure Segment. Depreciation and amortization for the three months ended March 31, 2025, is $19.5 million in the Federal Solutions Segment and $7.9 million in the Critical Infrastructure Segment.
(b)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

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PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

	Three Months Ended
	March 31, 2026	March 31, 2025
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$71,553	$75,532
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	17	51
Federal Solutions Adjusted EBITDA including noncontrolling interests	$71,570	$75,583

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	66,901	58,187
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	12,458	15,006
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$79,359	$73,193

Total Adjusted EBITDA including noncontrolling interests	$150,929	$148,776

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PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended
	March 31, 2026	March 31, 2025
Net income attributable to Parsons Corporation	$52,926	$66,203
Acquisition related intangible asset amortization	23,797	16,381
Equity-based compensation	9,454	7,103
Transaction-related costs (a)	8,439	3,701
Other (b)	1,625	(299)
Tax effect on adjustments	(10,609)	(8,541)
Adjusted net income attributable to Parsons Corporation	$85,632	$84,548
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	107,182	106,831
Weighted-average number of diluted shares outstanding (c)	108,364	108,468
Adjusted net income attributable to Parsons Corporation per basic share	$0.80	$0.79
Adjusted net income attributable to Parsons Corporation per diluted share	$0.79	$0.78

(a)
Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(b)
Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(c)
Excludes dilutive effect of convertible senior notes due 2025 due to bond hedge.

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